Exhibit 10.21

ALLONGE TO CONVERTIBLE PROMISSORY NOTES

Allonge (this “Allonge”) to those certain Convertible Promissory Notes (the “Convertible Promissory Notes”) attached hereto as Exhibit 1 and made a part hereof in the principal amount of (a) $[___] dated December [__], 2016, (b) $[___] dated January [__], 2017 and (c) $[___] dated February [__], 2017, in each case from Bionik Laboratories Corp., as Maker, to [_____], as Holder (the “Holder”).

Borrower and Holder agree that each of the Convertible Promissory Notes shall be revised as follows:

1.       The second sentence of the first paragraph of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

“This Note shall bear interest at a fixed rate of 6% per annum, beginning on the Issue Date and ending on and through March 31, 2017, and shall bear interest at a fixed rate of 12% per annum, beginning on April 1, 2017.

2.       The definition of “Maturity Date” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Maturity Date” shall mean the earlier of: (a) November 15, 2017 and (b) the consummation of a Qualified Financing.”

3.       Section 1.1 of each of the Convertible Promissory Notes shall be amended to include, in appropriate alphabetical order, the following new definition:

““Subsequent Note” means the promissory note issued by the Company as of March 28, 2017 to RGD Investissements S.A.S., evidencing Company indebtedness of US$500,000.00.”

4.       The definition of “Tier 1 Qualified Financing” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Tier 1 Qualified Financing” means the next equity or equity-linked round of financing of the Company in whatever form or type that raises gross proceeds of $5,000,000 or more, less the aggregate amount raised by the Company pursuant to the Subscription Agreement and the Subsequent Note.”

5.       The definition of “Tier 2 Qualified Financing” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Tier 2 Qualified Financing” means the next equity or equity-linked round of financing of the Company in whatever form or type that raises gross proceeds of $3,500,000 or more and less than $5,000,000, less the aggregate amount raised by the Company pursuant to the Subscription Agreement and the Subsequent Note.

6.       The definition of “Tier 3 Qualified Financing” in Section 1.1 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

““Tier 3 Qualified Financing” means the next equity or equity-linked round of financing of the Company in whatever form or type that raises gross proceeds of less than $3,500,000, less the aggregate amount raised by the Company pursuant to the Subscription Agreement, this Note and the Subsequent Note.”

7.       Section 3.1(a) of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

(a)       Conversion upon Tier 1 Qualified Financing. Upon the consummation of a Tier 1 Qualified Financing, at the written election of the holders of a majority of the outstanding principal of the convertible promissory notes under the Subscription Agreement (collectively, the “Concurrent Notes”) and the Subsequent Note, the (i) outstanding principal, (ii) accrued and unpaid interest under the Concurrent Notes (including this Note) and the Subsequent Note and (iii) the Premium, would be either payable upon demand, or convertible into shares of New Round Stock based upon the price of the New Round Stock in the Qualified Financing.

8.       Section 3.1(c) of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

“No Conversion upon Tier 3 Qualified Financing; Security Interest. Neither the Holder nor the Company may cause the conversion of this Note upon a Tier 3 Qualified Financing. In the event the Company is unsuccessful in consummating either a Tier 1 Qualified Financing or a Tier 2 Qualified Financing by November 15, 2017, the Company shall promptly grant to the Holder a security interest on all of the Company’s assets and shall file a UCC-1 Financing Statement to perfect such security interest, and shall execute and deliver such other documents, agreements and instruments that the Holder reasonably requires to so grant and perfect the security interest in the Company’s assets; provided, however, that such security interest shall be subject to an Intercreditor Agreement or other similar agreement, in customary form, if and to the extent the Company enters into one or more secured loans with third part lenders from the Issue Date through the Maturity Date, providing for pari passu rights among the Holder, the other lenders pursuant to the Subscription Agreement, the lender pursuant to the Subsequent Note and such other third parties.”

9.       Section 6.3 of each of the Convertible Promissory Notes shall be amended and replaced to read as follows:

6.3 REMEDIES NOT WAIVED; EXERCISE OF REMEDIES. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. By acceptance hereof, the Holder acknowledges and agrees that this Note is one of a series of Convertible Promissory Notes of similar tenor issued by the Company, including the Concurrent Notes and the Subsequent Note (collectively, the “Related Notes”) and that upon the occurrence and during the continuance of any Event of Default, the holders of a majority in original principal amount of the Related Notes shall have the right to act on behalf of the holders of all such Notes in exercising and enforcing all rights and remedies available to all of such holders under this Note, including, without limitation, foreclosure of any judgment lien on any assets of the Company. By acceptance hereof, the Holder agrees not to independently exercise any such right or remedy without the consent of the holders of a majority in original principal amount of the Related Notes.

10.       As partial consideration for entering into this Allonge, the Company shall issue to the Holder, on the date hereof, a warrant to purchase shares of the Company’s common stock in the form attached to this Allonge as Exhibit A.

This Allonge is intended to be attached to and made a permanent part of the Convertible Promissory Note.

Dated as of the 28th day of March, 2017.

Maker:	BIONIK LABORATORIES CORP.

By:
Name:
Title:

Holder:	[_____]

By:
Name:
Title: